Contact: Robert F. Baker
         212-783-6299


New York, July 11, 1995 - Salomon Inc estimates that it lost approximately $65 million after tax in the second quarter. Salomon Brothers, the Company's securities business, was profitable for the quarter. At Salomon Brothers a strong performance by the client-related business (where revenues more than doubled from the first calendar quarter) was largely offset by losses incurred in its proprietary trading business. Losses incurred by the Phibro Division, the Company's commodities trading business, contributed significantly to the overall Salomon Inc loss. Results of Salomon Brothers' proprietary trading business and of the Phibro Division can be expected to show significant quarter-to-quarter volatility and should be viewed over longer time periods.

Robert E. Denham, Chairman of Salomon Inc stated: "I am encouraged by the very substantial improvement in the client-related businesses of Salomon Brothers, even though the overall results of Salomon Inc are disappointing."

Final quarterly results will be released on July 25.